Exhibit 99.1

Certain confidential information contained in this document, marked by brackets and asterisks ([***]), has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

INVESTIGATOR-INITIATED STUDY AGREEMENT

This Investigator-Initiated Study Agreement (“Agreement”) dated as of the 15th day of March, 2021 (“Effective Date”), is by and between BreathTech Corporation, (“Company”), a wholly owned subsidiary of Astrotech Corporation with offices at 2028 E. Ben White Blvd. #240-9530, Austin, Texas 78741 and the Cleveland Clinic Foundation (“Institution”), an Ohio non-profit corporation with offices at 9500 Euclid Avenue, Cleveland, Ohio 44195, USA. Institution and Company may herein be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Institution and Company entered into a Joint Development and Option Agreement effective as of October 20, 2020 for the development of a rapid breath test for coronavirus (CV) infection or related indicators (the “Rapid Breath Test”), using Company’s mass spectrometry (MS) technology (“JDA”) and prototype interface device (“Study Device”), which is incorporated herein by reference, and this Agreement is a “clinical trial agreement” as referenced in the JDA;

WHEREAS, Institution has the facilities and the personnel with the requisite skills, experience, and knowledge to undertake the Study described herein related to development of the Rapid Breath Test, utilizing the Device; and

WHEREAS, the Study contemplated by this Agreement is of mutual interest and benefit to Institution and Company, and will further the instructional, research and patient objectives of Institution in a manner consistent with its status as a non-profit educational, research and health care institution.

NOW, THEREFORE, in consideration of the premises and mutual promises and undertakings herein contained, the parties hereto agree as follows:

1.DEFINITIONS AND INTERPRETATION

If any terms or provisions of the Agreement conflict with terms or provisions of the JDA, the terms and provisions of the JDA shall control with respect to the development of the device and the Agreement shall control in all other matters, including, but not limited to, those related to the performance of the Study and the Study Data.

“FDA” means the United States (“US”) Food and Drug Administration.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations.

“HIPAA Authorization” means a written authorization to use and disclose health information pursuant to HIPAA.

“IRB” means Institution’s institutional review board.

Exhibit 99.1

“PHI” means protected health information as defined in HIPAA.

“Protocol” means the protocol for conducting the Study attached hereto as Exhibit A and all subsequent Protocol amendments thereto approved by the IRB.

“Sponsor-Investigator” means an individual who both initiates and conducts the Study, and under whose immediate direction the Study Device is applied or used.  The requirements applicable to a Sponsor-Investigator include those applicable to both an investigator and a Company under 21 C.F.R. Part 312.

“Study” means the medical research study (the “Study”) entitled “Breath Analysis to Detect Lung Disease (COVID Breath Study)”, described in detail in the Protocol attached as Exhibit A.

“Study Device” means a device for collection of patients’ breath samples for subsequent analysis via one or more analytical means, including Company’s mass spectrometry (MS) technology, and may include one or more devices (i) provided by Company (“Company Study Device”), (ii) provided by Institution, and/or (iii) obtained from commercial sources (the latter two collectively, “Other Study Device”).

2.STUDY DEVICE

2.1For any Company Study Device to be used or tested in the Study, Company agrees to supply Institution with sufficient supplies of Company Study Device, free of charge, to complete the Study as contemplated by the Protocol.  Institution shall hold, store and transport all supplies of Company Study Device in compliance with all applicable federal, state and local statutes and regulations.  Institution shall not use Company Study Device supplied by Company except as specified in the Protocol.  Institution shall return to Company all unused supplies of Company Study Device, which are owned by Company, at Company’s expense or, with Company’s prior written authorization, may keep or destroy unused Company Study Device in accordance with Institution’s standard procedures.  In the latter circumstance, Institution shall certify the completion of destruction in accordance with Institution’s procedures and all federal, state and local statutes and regulations and provide documentation of such destruction to Company.

2.2Institution recognizes that the Company Study Device is a prototype.  Company represents and warrants that it has disclosed to Institution all relevant and/or material information concerning the safety, use, and efficacy of the Company Study Device of which it is aware, and that the Company Study Device has been manufactured in accordance with all good manufacturing practices and applicable industry practices.

3.SCOPE AND CONDUCT OF STUDY

3.1Institution agrees to perform the above titled Study in accordance with the Protocol attached to this Agreement and incorporated herein by reference and all subsequent Protocol amendments thereto approved by the IRB.  Institution shall ensure that such Study is performed in compliance with all applicable US federal, state, and local statutes and regulations, with all Institutional requirements, and with all Protocol requirements, including those relating to the documentation and submission of information and reports to applicable regulatory entities, including the FDA and IRB.

3.2The Protocol is considered final after it is approved by Institution’s IRB and signed by the Sponsor-Investigator. Thereafter, the Protocol may be amended by Institution as reasonably necessary; provided, however, that Company shall not be obligated to provide any quantity of the Study Device other than as specified in Sections

Exhibit 99.1

5 and 6 and related Exhibits of this Agreement.  Institution shall promptly provide to Company a copy of any Protocol amendment.

3.3Institution shall be responsible for ensuring that an informed consent form to be used in the conduct of the Study is approved by Institution’s IRB and is compliant with 21 C.F.R. Part 50 and/or 45 C.F.R. Part 46.

3.4The expected and authorized number of Study participants in the Study (“Study Subject(s)”) is set forth in the Protocol.

3.5If Institution is conducting a blinded trial, then Institution agrees to use all reasonable efforts to maintain the blinding of use of the Study Device to collect breath samples.  Should a medical emergency occur requiring Sponsor-Investigator to break the code for a specific Study Subject, Sponsor-Investigator agrees to notify Company in the Study report.

3.6Company acknowledges that Institution makes no expressed or implied warranties for any particular result of the Study.

4.SPONSOR-INVESTIGATOR

4.1The Sponsor-Investigator of the study will be Dr. RAED DWEIK, MD, who is an employee of Institution.

4.2The Sponsor-Investigator shall supervise the conduct of the Study to be performed under this Agreement.  Institution shall notify Company of any proposed change of the Sponsor-Investigator.  If Sponsor-Investigator decides to leave Institution, Company may either consent to the designation of a new Sponsor-Investigator, or attempt to arrange for the transfer of the Study to Sponsor-Investigator’s new institution.

5.STUDY SUPPORT

5.1 Awards and Payments.  In consideration of the work to be performed under this Agreement, Company will provide financial support for the Study as set forth in the Budget attached hereto as Exhibit B. All payments shall be made payable to The Cleveland Clinic Foundation and directed to the following address:  P.O. Box 931531, Cleveland, Ohio  44193-5006.  Each payment voucher should reflect the Company's name, Protocol Number, and name of the Sponsor-Investigator. Institution's Federal Tax Identification Number is: 34-0714585.

6.LEGAL AND REGULATORY COMPLIANCE

6.1Institution and Sponsor-Investigator agree to comply with all applicable US federal, state and local statutes and regulations, including, but not limited to, the requirements of 21 C.F.R. Parts 50, 56 and 812, in its performance of activities under this Agreement.

6.2Institution represents that it has obtained or will obtain, and will continue to maintain for the term of the Agreement, all licenses, authorizations, approvals and reviews required by any federal, state or local governmental authority for performance of any activities under this Agreement.

6.3HIPAA Compliance

6.3.1Protected Health Information. Institution shall comply with applicable laws and regulations, as amended from time to time, including without limitation, HIPAA with respect to the collection, use, storage, and disclosure of PHI.  If required by the Protocol, Institution will obtain a HIPAA Authorization and a written informed consent for each Study Subject.  Institution shall inform each Subject or their legal representative that the Study Device is being used for clinical investigation, and shall obtain informed consent from each Subject or their legal representative. The HIPAA Authorization may be incorporated into the informed consent document or handled as a separate document.

Exhibit 99.1

6.3.2Disclosure and Use of PHI by Company. To the extent permitted by the HIPAA Authorization and the IRB, Institution may provide PHI to the Company. Company shall collect, use, store, access, and disclose PHI collected from Study Subjects only for purposes related to the Study and only as permitted by the IRB approved informed consent form and/or HIPAA Authorization obtained from a Study Subject.  Company shall not attempt to identify, or contact, any Study Subjects unless expressly permitted by the informed consent form and HIPAA Authorization.

6.3.3Except for PHI provided in connection with a HIPAA Authorization, Company shall treat all PHI disclosed as part of the data reporting of the Study or any monitoring or audit function as strictly confidential and in accordance with all applicable federal, state or local laws, and regulations governing confidentiality and privacy of individually identifiable health information, including HIPAA.

6.4Debarment and Disqualification. By signing this Agreement, each party hereby represents and warrants that it has not been debarred, suspended, excluded, or otherwise determined to be ineligible to participate in Unites States federal health care programs (collectively, “Debarred”) and agrees not to engage or assign any employee, agent or contractor (“Agent”) to perform services under this Agreement who has been Debarred. Each party has the right to automatically terminate this Agreement immediately in the event that a party or an Agent is Debarred. Accordingly, each party shall provide the other party with immediate notice if during the term of this Agreement the party (i) receives notice of action or threat of action with respect to its Debarment; or (ii) becomes Debarred.

6.5Adverse Device Experience and Other Reporting.

6.5.1As applicable, Institution shall notify the IRB and Company as soon as possible, but in no event later than ten (10) business days after Investigator first learns of the unanticipated adverse device effect as required by 21 CFR 812.

6.5.2During and for a period of at least two years after the completion of the Study, Company shall promptly report to Institution and Sponsor-Investigator any information that could affect the health or safety of past or current Study Subjects, affect Study subjects willingness to continue participation in the Study or influence the conduct of the Study, including but not limited to the Study results and other information learned about the Study Device. In each case, the Sponsor-Investigator and Institution shall be free to communicate these findings to each Study Subject and the IRB.

6.6.Record Keeping/Record Retention

6.6.1Study Data. During the course of the Study, Institution and/or Sponsor-Investigator will collect certain data and information, as specified in the Protocol or otherwise required by applicable law (“Study Data”).  Study Data shall not include Study Subject’s medical records, billing records, ordinary business records or original source documentation as defined by ICH GCP E6 (collectively, “Source Documents”) but information therefrom may be included in Study Data. Institution will ensure accurate and timely collection, recording, and submission of Study Data.  When applicable, Institution shall ensure that Sponsor-Investigator signs a statement

Exhibit 99.1

in each Study Subject’s case report form attesting to Sponsor-Investigator’s review of the Study Data, and attesting that the Study Data is an accurate accounting of the treatment, care, and events surrounding the Study Subject’s involvement in the Study.

6.6.2Ownership of Study Data.  Subject to Company’s non-exclusive license that permits certain uses of Study Data (see Section 6.6.3, below), Institution is the exclusive owner of all Study Data and Source Documents.

6.6.3.Non-Exclusive License to Study Data.  Institution grants Company a fully paid up, limited, royalty free, non-exclusive, non-sublicensable license to use de-identified Study Data for Company’s internal research and development purposes contemplated under the JDA. Company will: (i) not re-identify, or attempt to re-identify, or allow to be re-identified, any patients or individuals who are the subject of the de-identified Study Data, or their relatives, family or household members; (ii) not link any other data elements to the de-identified Study Data without obtaining certification that the de-identified Study Data shall remain de-identified; (iii) implement and maintain appropriate data security and privacy policies, procedures and associated physical, technical and administrative safeguards to assure that de-identified Study Data is accessed only by authorized personnel; (iv) promptly report to Institution any use or disclosure of the de-identified Study Data not provided for herein of which it becomes aware; (v) not use or further disclose the de-identified Study Data other than as permitted or required herein or as required by law; and (vi) assure that all personnel or parties with access to the de-identified Study Data agree to abide by all of the foregoing conditions.

6.6.4Company Data. In connection with the Study and the use of the Study Device, Company may collect or generate certain analytical data and information as specified in the Protocol (“Company Data”). Subject to the terms of informed consent and HIPAA Authorization (if applicable), Company shall own all such Company Data and may use it for all lawful purposes in a manner consistent with the HIPAA Authorization, this Agreement and the JDA. Company agrees to promptly provide any Company Data to Institution that are required by the Protocol for the performance of the Study, and to implement and maintain appropriate data security and privacy policies, procedures and associated physical, technical and administrative safeguards to assure that Company Data are accessed only by authorized personnel and used in a manner consistent with the HIPAA Authorization. Institution shall be permitted to use Company Data for (i) its publications purposes as described below; (ii) its internal research, educational, or patient care purposes; and (iii) to comply with any federal, state or local government laws or regulations and this Agreement. For the avoidance of doubt, Company shall not generate or collect any data or information in connection with and/or related to this Study that is not specified in either the Protocol or the JDA.

6.6.5Institution will retain each Subject’s Study records, which include the Institution’s copies of all Study Data and Company Data as well as relevant source documents (collectively, “Study Records”), under storage conditions conducive to their stability and protection, for a period of time required by law.

6.7Inspections.  Institution shall promptly notify Company if the FDA or any other regulatory authority inspects, requests an inspection, makes written or oral inquiries regarding the Study, or requests the suspension, termination or material alteration of the Study.  Institution shall promptly notify Company of any violation or deficiency noted by FDA or any other regulatory agency directly related to the Study. Institution shall provide Company with a copy of all materially relevant correspondence between Institution and the FDA or any regulatory authority to the extent pertaining to activities undertaken pursuant to this Agreement, purged of confidential information that is unrelated to the activities under this Agreement.

6.8Applicable Laws. By entering into this Agreement, the Parties specifically intend to comply with all applicable laws, rules and regulations, including, but not limited to: (i) the federal anti-kickback statute (42 U.S.C. §1320a-7b) and the related safe harbor regulations and (ii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. §1395nn); (iii) The Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (iv) the Public Health Service Act (42 U.S.C. § 201 et seq.); (v) the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”); (vi) all applicable anti-corruption laws, including the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010, as each may be amended, or any rules and regulations thereunder;  (vii) any and all applicable U.S. export control laws and regulations, as well any and all embargoes and/or other restrictions imposed by the Treasury Department’s Office of Foreign Asset Controls; and (viii) all comparable state and local laws and regulations relating to the conduct of the Study.

Exhibit 99.1

6.8.1No Referral. No part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business. In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules, or regulations, the Parties agree to negotiate in good faith revisions to the provision or provisions which are in violation.  In the event the Parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, either Party may terminate this Agreement on sixty (60) days written notice to the other Party.

7.CONFIDENTIALITY

7.1Section 4 of the JDA is hereby incorporated by reference and extended to confidential and proprietary information exchanged under or in connection with this Agreement.

8.INTELLECTUAL PROPERTY AND PUBLICATIONS

8.1Inventions.  All rights, title and interests in and to any inventions, improvements, discoveries, methods, operations, formulas, copyrights, ideas, developments, know-how or other intellectual property rights that are conceived or reduced to practice, whether or not patentable, during the performance of the Study shall be determined and governed in accordance with the JDA.

8.7Publication Rights.  Any publications relating to the Study under this Agreement shall be made in accordance with Section 4.6 of the JDA.

9.Use of a Party's Name.

9.1General Use Restrictions.  Neither party will, without the prior written consent of the other party, use in advertising, publicity, marketing, press release, or otherwise, the name, abbreviation, trademark, logo, symbol, image, likeness or other identifying intellectual property of the other Party or the other party's employee or agent.  The use of Institution’s name, trademark, logo, symbol, image or the like shall require written permission from Cleveland Clinic Foundation’s Corporate Communications Executive Director.

9.2.Exceptions.  Institution may acknowledge the Company’s support, including but not limited to financial support as may be required by academic journals, professional societies, funding agencies, and applicable regulations. Additionally, notwithstanding anything herein to the contrary, Institution shall have the right to post Company’s name, the Study title, and the Study period, and funding amount, on Institution publicly accessible lists of research conducted by the Institution. If applicable, Institution may identify Company, by name only, in association with a listing of the Protocol in the National Institutes of Health (NIH) Clinical Trials Data

Exhibit 99.1

Bank, other equivalent publicly available listings of ongoing clinical trials.  Company may acknowledge the existence of the Study and the collaboration with Institution under the JDA, for purposes of complying with Company’s SEC disclosure requirements and/or non-public communications with potential investors, partners or funding agencies, provided such use is in a “matter of fact” manner and does not imply an endorsement or promotion of Company, its affiliates, subsidiaries, parent corporations or any of their respective products.

10.INDEMNIFICATION AND LIMITATIONS ON LIABILITY

10.1Each PARTY (as an “Indemnitor”) agrees to indemnify, defend, and hold harmless the other PARTY, and the other PARTY’s students, employees, trustees, officers, affiliates, and agents (collectively, the “Indemnitees”) from and against any and all third-party claims, suits, actions, investigations, proceedings and related costs and expenses, and all damages, costs, penalties, and expenses, including reasonable attorneys’ fees (“Claims”), which may be sustained or incurred by any of the Indemnitees based on or arising out of (i) the negligence, willful misconduct or intentional omission of  Indemnitor or its representative or (ii) the  breach of this Agreement or applicable law by an Indemnitor or its representative, except to the extent such Claim is attributable to the negligence, willful misconduct or intentional omission of  the Indemnitee. Upon becoming aware of a Claim, an Indemnitee shall promptly notify the Indemnitor in writing as to (i) the nature of the Claim asserted and (ii) the commencement of any suit or proceeding brought to enforce any such Claim.  A failure to promptly notify the Indemnitor of the foregoing shall serve to reduce the indemnity rights of the Indemnitee only to the extent that such delay or failure to promptly notify the Indemnitor actually prejudiced the Indemnitor’s defense of the claim.  The Indemnitor shall be entitled to assume and control the defense of any such suit or proceeding and the Indemnitee shall cooperate and be entitled to reasonably consult with the Indemnitor and retained counsel with respect to such defense.  If the Indemnitor elects to assume any such defense, the Indemnitor shall not be liable for any legal or other expenses subsequently incurred directly by the Indemnitee in connection with such defense.  The Indemnitor may not settle any claims for which the Indemnitor is indemnifying the Indemnitee without the Indemnitee’s prior written consent, such written consent not to be unconditionally withheld, conditioned or delayed, provided, however, if such settlement may be accepted if said settlement includes a full release of all claims against the Indemnitee without an admission of fault or liability and is limited to monetary damages.  So long as the Indemnitor is conducting the defense of the claim for liability in accordance with this Paragraph 10.1, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnitor.

10.2 Institution and Company each represent and warrant that they have a general liability and/or malpractice insurance program for themselves and their employees, officers, directors, trustees and agents (on either an indemnity or self-insured basis).   The parties agree that such coverage shall be in an amount not less than $[***] per occurrence, $[***] aggregate and, upon request of the other party, agrees to furnish evidence of insurance acceptable to the other Party indicating the required coverage. Company agrees to give Institution at least thirty (30) days prior written notice in the event of any material, adverse change in such insurance.  For avoidance of doubt, limits required under this section may be met by a combination of primary and excess policies.

10.3Neither party hereto shall have any liability to the other party for any special, indirect, consequential or punitive damages of any kind, including but not limited to, loss of profits arising in any manner from this Agreement regardless of the foreseeability thereof.

11.Disclaimer of Warranties.

11.1EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN, NEITHER INSTITUTION NOR COMPANY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE STUDY

Exhibit 99.1

DEVICE, AN INVENTION OR THE RESULTS OF THE STUDY OR THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH STUDY DEVICE OR RESULTS, AND INSTITUTION FURTHER DOES NOT MAKE ANY WARRANTIES WITH REGARD TO THE FREEDOM FROM PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT, INFORMATIONAL CONTENT, INTEGRATION, OR THEFT OF TRADE SECRETS AND DOES NOT ASSUME ANY LIABILITY HEREUNDER FOR ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, OR COPYRIGHT ARISING FROM THE USE OF STUDY DATA OR INVENTIONS.  No warranties made or to be made by Company shall directly or indirectly by implication obligate in any way Institution, any of its trustees, officers, directors, employees, or agents.

12.Notices.  Unless otherwise agreed to in this Agreement, any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to be given when delivered in person or five business days after being deposited in the United States mail, postage prepaid, certified, return receipt requested, or two business days after being deposited with an internationally recognized overnight courier, return receipt requested, or one business day after being faxed, to the parties addressed as follows:

Institution:

The Cleveland Clinic Foundation

9500 Euclid Avenue

Cleveland, OH  44195

Attn: Andrea Rice (Mail code: A90)

Phone:  216 445-1202

With a copy to:

Law Department - (Mail Code: AC321)

Attn:  Research Contracts

The Cleveland Clinic Foundation

3050 Science Park Drive

Beachwood, OH  44122

Phone:  216-448-0200

Company:

BreathTech Corporation

2028 E. Ben White Blvd. #240-9530

Austin, TX 78741

Attn: Raj Mellacheruvu, Chief Operating Officer

Either party may change its address or fax number by giving the other party written notice, delivered in accordance with this provision.  Any party may send any notice or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient set forth above.

Exhibit 99.1

13.TERM AND TERMINATION

13.1This Agreement shall remain in effect until all work under this Agreement has been completed, unless it is terminated earlier in accordance with the terms of this Agreement.  If the Study cannot be initiated or is suspended because of IRB disapproval, this Agreement will terminate.

13.2Either party may terminate this Agreement for any reason upon thirty (30) days prior written notice to the other.   Promptly upon receiving a notice of termination from Company or upon issuing a notice of termination, Institution shall cease all Study activities as soon as possible in accordance with good medical practice.   Within thirty (30) days after the effective date of termination, Institution shall transmit to Company a Study report prepared by Institution covering the period prior to the effective date of termination and coordinate the return or destruction of all unused Study Device belonging to Company in accordance with Section 5.2.  In addition, Institution shall provide Company with a written itemized statement of all work performed by Institution in connection with the terminated Agreement. Company agrees to promptly provide any Company Data that may not have been previously provided to Institution

13.3Upon termination of this Agreement, Sections 2.3, 5, 7, 8, 9, 10, and 11 shall survive as does any other provision in this Agreement that by its nature and intent remains valid after the term of the Agreement.

14.MISCELLANEOUS

14.1Independence of Parties.  In making and performing this Agreement, the parties act and shall act at all times as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Company and Institution, Sponsor-Investigator, or Institution’s officers, trustees, directors, employees, consultants or agents.  Except as specifically provided herein, at no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

14.2Governing Law.  All matters arising under or relating to this Agreement are governed by the laws of the State of Delaware, without regard to any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction. The Parties consent to the exclusive jurisdiction and venue of state and federal courts of Delaware for all disputes arising under this Agreement.

14.3Waiver.  The failure of a party to enforce any breach or provision of this Agreement shall not constitute a continuing waiver of such breach or provision and such party may at any time thereafter act upon or enforce such breach or provisions of this Agreement.  Any waiver of breach executed by either party shall affect only the specific breach and shall not operate as a waiver of any subsequent or preceding breach.

14.4Authority to Enter Agreement.  Each party represents and warrants to the other party that this Agreement has been duly authorized, executed and delivered and that the performance of its obligations under this Agreement does not conflict with any order, law, rule or regulation or any agreement or understanding by which such party is bound.

14.5Further Instruments and Acts.  Each party shall execute and deliver such further instruments and do such further reasonable acts and things as reasonably may be required to carry out the intent and purpose of this Agreement.

Exhibit 99.1

14.6Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party.  Any such assignment shall be void.

14.7Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all other verbal and written agreements, representations and warranties to the extent that they are not included herein.  This Agreement may be modified only by written amendment signed by both parties. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, bears the signature of each of the parties hereto.  This Agreement may be executed in any number of counterparts, each of which shall be an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.  If any clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction or an arbitrator, such provision shall be severed and the remaining provisions of the Agreement shall continue in full force and effect.  The parties shall use their best efforts to agree upon a valid and enforceable provision as a substitute for the severed provision, taking into account the intent of this Agreement.

14.8Force Majeure.  Failure of either party to perform its obligations under this Agreement (except the obligation to make payments) shall not subject such party to any liability or place it in breach of any term or condition of this Agreement to the other party if such failure is caused by any cause beyond the reasonable control of such nonperforming party, including without limitation acts of God, fire, terrorism, explosion, flood, drought, war (whether or not war is declared), riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right.

14.9Mutual Drafting. This Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

14.10Non-profit Status.  The parties recognize that The Cleveland Clinic Foundation is a non-profit, tax-exempt organization and agree that this Agreement will take into account and be consistent with the Institution’s tax-exempt status.  If any part or all of this Agreement is determined to jeopardize the overall tax-exempt status of the Institution and/or any of its exempt affiliates, Institution will have the right to terminate this Agreement immediately.

14.11Headings, Gender and Person.  All section headings and captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.  Any reference to a “person” herein shall include any individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

œ Signature page follows 

Exhibit 99.1

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its duly authorized officer as of the day and year written above.

BreathTech CorporationTHE CLEVELAND CLINIC FOUNDATION

/s/ Eric Stober	/s/ Serpil Erzurum
Signature	Signature

Eric Stober	Serpil Erzurum, MD
Name	Name

CFO	Chair: Lerner Research Institute
Title	Title

Mar 31, 2021	3/26/2021
Date	Date

Acknowledged (Not a signatory): Sponsor-Investigator:

/s/ Raed Dweik
Signature

Raed Dweik, MD
Name

Sponsor-Investigator
Title

03/30/2021
Date

Exhibit 99.1

EXHIBIT A

Protocol (v 1.4 Nov 23, 2020)

Breath Analysis to Detect Lung Disease

(COVID Breath Study)

Principal Investigator:Raed A. Dweik, MD

Co-Investigators:	David Grove, PhD

Nabin K. Shrestha, MD

Francisco Marco Canosa, MD

Sponsor:BreathTech, a subsidiary of Astrotech

Specific Aims:

Breath analysis offers a window into lung physiology and disease; exhaled breath testing is becoming an increasingly important non-invasive diagnostic method that can be used in the evaluation of health and disease states in the lung and beyond. Previous and ongoing research by us in the Respiratory Institute resulted in several major contributions to the understanding of the field of exhaled breath analysis.  This includes the clarification of the role of nitric oxide (NO) in the pathobiology, diagnosis and monitoring of asthma and pulmonary hypertension, the use of  newer sensor technologies like the electronic nose and sensor arrays for breath analysis to detect lung cancer, and analysis of exhaled volatile organic compounds (VOCs) in lung and systemic diseases.

This protocol is meant to build on these successes and expand the application of breath analysis to take advantage of existing and new technologies.

Our main goal is to collect and study the gaseous portion of exhaled breath for markers of lung and systemic disease.  This has the potential to provide a non-invasive method of monitoring and studying lung and systemic diseases as well as normal metabolic processes.

Aim 1: Collect and compare exhaled breath from individuals with a positive COVID-19 PCR test to controls with negative COVID-19 PCR test results.

Aim 2: Analyze exhaled breath for different volatile organic compounds.  Analysis will be correlated to the different disease states.

Background and Significance:

With each breath we exhale, thousands of molecules are expelled in our breath and each one of us has a “breathprint” that can tell a lot about his or her state of health.  While this may be a novel concept to some, it should not be to people in medicine.  For one can argue that the field of breath analysis is as solid as the field of medicine itself.  Hippocrates described fetor oris and fetor hepaticus in his treatise on breath aroma and disease, Lavoisier and Laplace in 1784 showed that respiration consumes oxygen and eliminates carbon dioxide, Nebelthau in mid 1800s showed that diabetics emit breath acetone, and Anstie in 1874 isolated ethanol from breath (which is the basis of breath alcohol testing today).

Exhibit 99.1

The end of the 20th century and the beginning of the 21st century, however, have arguably witnessed a revolution in our understanding of the constituents of exhaled breath and the development of the field of breath analysis and testing.  A major breakthrough in the scientific study of breath started in the 1970s when Linus Pauling demonstrated that there is more to exhaled breath than the classic gases of nitrogen, oxygen, carbon dioxide and water vapor, a lot more.  Based on gas-liquid partition chromatography analysis, Linus Pauling reported the presence of 250 substances in exhaled breath.  With modern mass spectrometry (MS) and gas chromatography mass spectrometry (GC-MS) instruments, we can now identify more than 5000 unique substances in exhaled breath.  These substances include elemental gases like nitric oxide and carbon monoxide and a multitude of volatile organic compounds.  Exhaled breath also carries aerosolized droplets that have other compounds dissolved in them as well.

We now have the technology to test for many of these components.  Thanks to major breakthroughs in new technologies (infrared, electrochemical, chemiluminescence, and others) and the availability of desktop mass spectrometers, the field of breath analysis has made considerable advances in the 21st century.  Several methods are now in clinical use or about ready to enter that arena.  There are currently commercially available analyzers that can measure NO levels in exhaled breath to the parts per billion (ppb) range and carbon monoxide to the parts per million (ppm) range.  Desktop mass spectrometers can measure volatile compounds on breath down to the parts per trillion (ppt) range.  Aerosolized droplets in exhaled breath can be captured by a variety of methods and analyzed for a wide range of biomarkers form metabolic end products to proteins to a variety of cytokines and chemokines and the possibilities continue to expand.  A major hurdle in this field as it transitions from the laboratory to clinical testing is the standardization of sample collection methods.  To advance in this area, there has to be a close collaboration between technical experts on one side who typically have a device looking for clinical indication and the medical experts who have a clinical problem looking for a test/biomarker that can be helpful in diagnosis or monitoring.

One great example of how the collaboration between medical and technical professionals has resulted in a clinically useful tool is the measurement of exhaled nitric oxide (NO) in exhaled breath for monitoring airway inflammation in asthma.  The advent of chemiluminescence analyzers in the early 1990s allowed the detection of low (ppb) levels of NO in exhaled breath.  This was quickly followed by the observation that patients with asthma had higher than normal levels of NO in their exhaled breath that was later linked to eosinophilic airway inflammation.  In 2003 the FDA approved the first desktop NO analyzer for monitoring airway inflammation in asthma.  The use of exhaled NO in monitoring asthma is useful for several reasons.  It is non-invasive, it can be performed repeatedly, and it can be used in children and patients with severe airflow obstruction where other techniques are difficult or not possible to perform.  Exhaled NO may also be more sensitive than currently available tests in detecting airway inflammation which may allow more optimum therapy.

In a small study, VOC analysis was shown to differentiate between patients with and without COVID-19, using gas chromatography and either mass spectrometry (GC-MS) or ion mobility spectrometry with areas under the ROC curve of 0.87 and 0.91 at the two study sites (1).

Thus, as breath analysis offers a window into lung physiology and disease, exhaled breath testing

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is becoming an increasingly important non-invasive diagnostic method that can be used in the evaluation of health and disease states in the lung and beyond.  This protocol aims to build and expand on our ongoing expertise in this area of breath testing, applying the technology to diagnosis of COVID-19. The ability to detect viral diseases, such as COVID-19, in breath may allow for early detection of illness prior to symptom onset. This may have applications as a non-invasive, fast result, screening tool. The purpose of this study is to determine if COVID-19 can be diagnosed by analysis of volatile compounds in a patient’s breath.

Methods:

Study Design

This is an observational prospective cohort study.

Subject Enrollment and Characterization:

This protocol will study patients with COVID-19, defined as individuals who have a positive COVID-19 PCR test, and compare them to non-COVID controls.  Research subjects (both COVID positive and controls) will be enrolled from the inpatient population and will meet all inclusion and none of the exclusion criteria as defined below.

A daily listing of COVID-19 tests done for patients hospitalized at Cleveland Clinic Main Campus will be obtained. Subjects with positive test results will be approached for inclusion. For each COVID-19 subject enrolled, a control subject will be selected from among those with negative test results trying to match characteristics to the COVID-19 positive subject in the following order of preference: same nursing floor, same gender, age within 10 years, BMI within 5. The identified subjects and controls will be approached for inclusion in the study. Informed consent will be obtained for those willing to participate. COVID consent guidance and all personal protective equipment guidelines will be followed.

Inclusion Criteria:

- Hospitalized within preceding 48 hours.

- Documented COVID-19 PCR test.

- Age 18 years or greater.

Exclusion Criteria:

- -Unable to understand or sign an informed consent.

- Individual’s refusal to participate.

- Inability to perform the exhaled breath analysis maneuvers.

Sample Collection:

Exhaled breath collection will be performed according to standard methods, many of which we have been involved in standardizing at the national level. Breath samples will be collected from each subject with COVID-19 on up to five (5) separate occasions, once on the day of consent and at four (4) other time points. These time points will be separated by at least one (1) day, will occur only on weekdays, and will be required to be collected within 10 days of the first collection. Breath samples will be collected twice per control subject, separated by at least one (1) day. Breath samples will only be collected while subjects are hospitalized.  One or more

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types of collection devices will be used to collect breath samples.

Exhaled gas levels can be measured off-line and/or online according to American Thoracic Society (ATS) and European Respiratory Society (ERS) guidelines devised and standardized mainly for exhaled nitric oxide measurements (2-7).

In this protocol, we will be collecting all breath samples using the offline method. In the offline method, exhaled gas is collected by having the individuals inhale to TLC followed by exhaling into a collection vessel with a mouthpiece at a constant flow.  This is essentially a normal exhaled breath at a comfortable flow rate.  The measurements can also be performed with or without a 15-second inspiratory breath hold at TLC.

Study participants may be asked to complete a mouth rinse with water prior to the exhaled breath collection to eliminate mouth sources of certain volatile organic compounds.

We have been performing all these procedures for many years as part on several ongoing studies in patients with asthma, emphysema, pulmonary hypertension, lung cancer, renal failure, heart failure, liver cirrhosis and other diseases as well as in healthy controls.  We have not encountered any significant adverse events.

Clinical Variables:

In addition to the exhaled breath collection, the following information will be collected from subjects’ electronic medical records: date of birth, gender, BMI, hospital admission date, dates and results of COVID PCR test(s), medications (including steroids, remdesivir, convalescent plasma, monoclonal antibodies), need for oxygen supplementation, existing diseases / co-morbidities (e.g. chronic lung disease, diabetes mellitus, chronic liver disease, chronic kidney disease), current pregnancy status (for women), smoking status, laboratory results (including CBC, CMP, CRP). For subjects with COVID-19: date of onset of symptoms will be collected as well as dates of ICU admission, mechanical ventilation, discharge date, and death, where applicable. For subjects without COVID-19, whether the patients were or were not in contact isolation at the time of sample collection, will be recorded. We will not collect blood for research-only analyses.

Data will be stored in the Cleveland Clinic instance of REDCap. All data variables are identified in the REDCap data dictionary, attached separately. Any data shared externally will be done so under an appropriate study or data use agreement.

Sample Analysis:

Because we are using the offline sample collection method, the sample analysis part does not directly involve the study participant.  Samples will be analyzed on the same day as collection. While the sample collection described above is standardized, the analysis part may be performed on different instruments utilizing different technologies.  For this study, we are searching for molecular markers that may be associated with diseases.  Because this is a constantly evolving process, the analytical instrumentation we will use to analyze exhaled gases collected from study participants is rapidly changing. The methods that may be used include: gas chromatography, mass spectroscopy, colorimetry, infrared technology, photo multiplier technology, micro sensor technology, electronic nose technology, electronic tongue technology, chromatography, or

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spectroscopy. Samples collected for this study may be analyzed on multiple testing modalities, including a system designed by Astrotech Corporation.

The samples are processed in a system at high temperatures that are not conducive to live virus, therefore any off gases produced after processing would not be considered infectious.  All universal pandemic precautions will be followed and Institutional Biosafety Committee (IBC) approval will be in place for all testing and residual sample disposal.

Statistical Analysis:

Due to the exploratory nature of this proposal and the multitude of substances that can be analyzed in exhaled breath, the exact number of participants cannot be determined with certainty.  Based on our previous data with breath testing for exhaled NO in asthma, a total size of [***] breath samples will have enough power to develop a prediction model. We consider a repeated measures design: one subject may provide multiple samples over separate days during their inpatient stay. In order to allow for enough samples for analysis, allowing for loss due to inability to obtain follow-up samples, and inadequate quality of collected breath samples, we will enroll [***] subjects with COVID-19 and [***] control subjects to allow us to obtain up to [***] breath samples.

The study variables will be described using sample median with interquartile range, or number with proportion as appropriate. The study group will be divided into two groups based upon the presence of COVID-19. Categorical variables are compared using the Pearson’s chi-square test whereas continuous variables are compared using nonparametric Mann-Whitney U test. Various statistical and machine learning techniques will be explored to distinguish between breath samples from subjects with and without COVID-19 infection, including support vector machine, gradient boosting, logistic regression, random forests, and neural networks. Model performance will be validated using [***].

Exhibit 99.1

References:

1.

Ruszkiewicz DM et al. Diagnosis of COVID-19 by analysis of breath with gas chromatography-ion mobility spectrometry – a feasibility study. EClinical Medicine 2020; https://doi.org/10.1016/j.eclinm.2020.100609

2.

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Dweik, R. A., S. A. Comhair, B. Gaston, F. B. Thunnissen, C. Farver, M. J. Thomassen, M. Kavuru, J. Hammel, H. M. Abu-Soud, and S. C. Erzurum. 2001. NO chemical events in the human airway during the immediate and late antigen-induced asthmatic response. Proc Natl Acad Sci U S A 98(5):2622-7.

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Dweik, R. A., D. Laskowski, H. M. Abu-Soud, F. Kaneko, R. Hutte, D. J. Stuehr, and S. C. Erzurum. 1998. Nitric oxide synthesis in the lung. Regulation by oxygen through a kinetic mechanism. J Clin Invest 101(3):660-6.

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Dweik, R. A., D. Laskowski, M. Ozkan, C. Farver, and S. C. Erzurum. 2001. High levels of exhaled nitric oxide (NO) and NO synthase III expression in lesional smooth muscle in lymphangioleiomyomatosis. Am J Respir Cell Mol Biol 24(4):414-8.

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Guo, F. H., S. A. Comhair, S. Zheng, R. A. Dweik, N. T. Eissa, M. J. Thomassen, W. Calhoun, and S. C. Erzurum. 2000. Molecular mechanisms of increased nitric oxide (NO) in asthma: evidence for transcriptional and post-translational regulation of NO synthesis. J Immunol 164(11):5970-80.

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Guo, F. H., K. Uetani, S. J. Haque, B. R. Williams, R. A. Dweik, F. B. Thunnissen, W. Calhoun, and S. C. Erzurum. 1997. Interferon gamma and interleukin 4 stimulate prolonged expression of inducible nitric oxide synthase in human airway epithelium through synthesis of soluble mediators. J Clin Invest 100(4):829-38.

10.

Kaneko, F. T., A. C. Arroliga, R. A. Dweik, S. A. Comhair, D. Laskowski, R. Oppedisano, M. J. Thomassen, and S. C. Erzurum. 1998. Biochemical reaction products of nitric oxide as quantitative markers of primary pulmonary hypertension. Am J Respir Crit Care Med 158(3):917-23.

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Khatri, S. B., M. Ozkan, K. McCarthy, D. Laskowski, J. Hammel, R. A. Dweik, and S. C. Erzurum. 2001. Alterations in exhaled gas profile during allergen-induced asthmatic response. Am J Respir Crit Care Med 164(10 Pt 1):1844-8.

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Ozkan, M., R. A. Dweik, D. Laskowski, A. C. Arroliga, and S. C. Erzurum. 2001. High levels of nitric oxide in individuals with pulmonary hypertension receiving epoprostenol therapy. Lung 179(4):233-43.

13.

Khatri, S. B., J. Hammel, M. S. Kavuru, S. C. Erzurum, and R. A. Dweik. 2003. Temporal association of nitric oxide levels and airflow in asthma after whole lung allergen challenge. J Appl Physiol 95(1):436-40; discussion 435.

14.

Machado, R. F., J. K. Stoller, D. Laskowski, S. Zheng, J. A. Lupica, R. A. Dweik, and S. C. Erzurum. 2002. Low levels of nitric oxide and carbon monoxide in alpha 1-antitrypsin deficiency. J Appl Physiol 93(6):2038-43.

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15.	Ozkan, M., and R. A. Dweik. 2001. Nitric Oxide and Airway Reactivity. Clinical Pulmonary Medicine 8(4):199-206.
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Dweik, R. A., and S. C. Erzurum. 2003. Regulation of nitric oxide (NO) synthases and gas phase NO by oxygen. In N. Marczin, S. A. Kharitonov, M. H. Yacoub and P. J. Barnes, editors. Disease Markers in Exhaled Breath (Lung Biology in Health and Disease). Marcel Dekker, Inc., New York, NY. 235-46.

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Dweik, R. A. 2002. Nitric oxide production in the lung and its regulation by oxygen. In N. Marczin and M. H. Yacoub, editors. Disease Markers in Exhaled Breath: basic mechanisms and clinical applications (NATO Science Series). IOS press, Amsterdam, Netherlands. 11-17.

19.

Dweik, R. A. 2002. Nitric oxide reactions in the asthmatic airway. In N. Marczin and M. H. Yacoub, editors. Disease Markers in Exhaled Breath: basic mechanisms and clinical applications (NATO Science Series). IOS press, Amsterdam, Netherlands. 159-166.

20.

Dweik, R. A. 2002. Kinetics of carbon monoxide accumulation in exhaled breath. In N. Marczin and M. H. Yacoub, editors. Disease Markers in Exhaled Breath: basic mechanisms and clinical applications (NATO Science Series). IOS press, Amsterdam, Netherlands. 93-95.

21.

Masri, F. A., S. A. Comhair, T. Koeck, D. J. Stuehr, W. Xu, A. Janocha, S. Ghosh, R. A. Dweik, J. Golish, M. Kinter, S. C. Erzurum, and K. S. Aulak. 2005. Abnormalities in Nitric Oxide and its Derivatives in Lung Cancer. Am J Respir Crit Care Med.

22.	Dweik, R. A. 2005. Nitric oxide, hypoxia, and superoxide: the good, the bad, and the ugly! Thorax 60(4):265-7.
23.

Machado, R. F., D. Laskowski, O. Deffenderfer, T. Burch, S. Zheng, P. J. Mazzone, T. Mekhail, C. Jennings, J. K. Stoller, J. Pyle, J. Duncan, R. A. Dweik, and S. C. Erzurum. 2005. Detection of lung cancer by sensor array analyses of exhaled breath. Am J Respir Crit Care Med 171(11):1286-91.

24.

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DWEIK R A, E. S. 1999. Effects of nitric oxide and cyclic GMP on smooth muscle cell proliferation. In M. J, editor. In: LAM and other diseases characterized by smooth muscle cell proliferation (Lung biology in health and disease series). Marcel Dekker, New York. 333-349.

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EXHIBIT B

BUDGET AND PAYMENT SCHEDULE

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